CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Board of Directors and Stockholders
Standard Motor Products, Inc.:


We have issued our reports dated March 15, 2006, accompanying the consolidated financial statements and schedule and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Standard Motor Products, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Standard Motor Products, Inc. and Subsidiaries on Form S-8 (File No. 333-125600, effective June 7, 2005).



GRANT THORNTON LLP


New York, New York
March 15, 2006